Exhibit 10.1
EMULEX CORPORATION
EXECUTIVE INCENTIVE PLAN
Plan Purpose
To focus members of the management team on the achievement of specific Company and individual accomplishments that contribute to the creation of shareholder value.
To assist in attracting and retaining top quality management.
General Plan Description
This Executive Incentive Plan (“Plan”) provides for a quarterly cash award based upon Company performance against net revenue and net operating income plan goals and specified business goals. In addition, a discretionary incentive for recognition of extraordinary contributions to the success of the company may be recommended. All incentive recommendations are subject to the approval of the Compensation Committee.
Eligibility
Corporate officers, executive officers, operating officers, senior vice presidents, vice presidents, senior directors, and directors excluding those eligible for sales commission (unless otherwise indicated within this Plan), are eligible for selection to participate in this Plan. A participant must be an active regular full-time employee during the quarter for which the incentive is paid. Prorated payments will be made for employment during portions of a quarter, provided the participant has been employed for a minimum of 30 calendar days during the quarter. Participants whose employment is terminated for “cause” (as defined below) are not eligible for any incentive payments even if the termination occurs following the end of a quarter for which a incentive otherwise would be paid.
Participation and Term
Actual Executive Incentive Plan participants will normally be selected from among those eligible annually, prior to the start of each fiscal year, by the President and Chief Executive Officer and approved by the Compensation Committee. The Plan is based on a fiscal year and may be modified, extended, or canceled annually at the discretion of the Compensation Committee.
Target Incentive Opportunity
Each eligible participant will be assigned a Target Award Opportunity expressed as a percentage of their actual gross quarterly base salary in effect at the end of the respective quarter. The Target Award Opportunity for:

[Category 1] is 90%
[Category 2] is 70%
[Category 3] is 70%
[Category 4] is 60%
[Category 5] is 50%
[Category 6] is 45%
[Category 7] is 35%
[Category 8] is 20%
[Category 9] is 10%
Incentive Award Criteria
Incentive award criteria will be based upon achieving a combination of corporate performance goals.
The weighting factors are:

	Category 1, 2, 4, 5, 6, 7, and 8	Category 3

Net revenue	45%	50%
Net operating income	55%	50%
The actual goals for measurement purposes will be the Company’s fiscal Annual Operating Plan (AOP) as approved by the Board of Directors. Corporate incentive components will be calculated according to the following procedure:
1.	The Target Award Opportunity times the participant’s quarterly gross base salary equals the Target Award.
Example : 35% x $25,000 (quarterly salary) = $8,750 Target Award
2.	The weighting factors for net revenue, net operating income, and subjective as stated above times the Target Award give the incentive target for each weighting factor.

Example :	45% x $8,750 = $3,937.50 (net revenue target) 55% x $8,750 = $4,812.50 (net operating income target)
3.	An accelerator formula of 1.5 x % of performance less 50% (Category 3 employee: 2.0 x % of performance less 100%) will be used for each part of the quantitative incentive award calculation to reinforce over-achievement opportunity as well as to minimize any incentive payments for performance below fiscal AOP planned levels.
Using the Example if the first quarter performance is 105% of net revenue and 110% of net income:
(105% x 1.50) less 50% = 157.5% — 50% = 107.5% of net revenue target:
107.5% x $3,937.50 = $4,232.81 net revenue incentive component
(110% x 1.50) less 50% = 165% — 50% = 115% of net operating income target:
115% x $4,812.50 = $5,534.38 net operating income incentive component total first quarter incentive components = $9,767.19

Using the Example if the second quarter performance is 90% of net revenue and 80% of net operating income:
(90% x 1.50) less 50% = 135% — 50% = 85% of net revenue target:
85% x $3,937.50= $3,346.88 net revenue incentive component
(80% x 1.50) less 50% = 120% — 50% = 70% of net operating income target:
70% x $4,812.50 = $3,368.75 net operating income incentive component total second quarter incentive components = $6,715.63
4.	Net revenue and net operating income will be treated as separate components independent of one another regardless of the award formula, and will be added to compute the cash award. However, a minimum threshold of 80% of the Board of Directors’ approved AOP for net revenue must be achieved for a net revenue incentive component to be included in the cash award. Likewise, a minimum threshold of 80% of the Board of Directors’ approved AOP for net operating income must be achieved for a net operating income component to be included in the cash award. No cash award of any kind shall be made if net operating income falls below 50% of the AOP approved plan.
5.	In addition to the components based on net revenue and net operating income, a participant’s cash award may be adjusted by a Performance Contribution Factor (PCF) which represents the level of the employee’s contribution to the company’s results for the quarter, and the payment made to the participant shall be the cash award multiplied by the PCF. The PCF will be determined by the Company, and can range from 0.9 to 1.1, and a PCF other than 1.0 should be applied on an exception basis. The PCF for a participant will be based on the objectives set for that participant at the beginning of the quarter, and the participant’s progress against those objectives as discussed with his or her manager. If a participant receives a PCF of 0.9, he or she should also be on a performance improvement plan.
Discretionary Awards
Occasionally, an individual makes an extraordinary contribution to the success of the company, a contribution that deserves special recognition and financial reward. It is the intention of this “Discretionary Awards” provision to provide the President and CEO with the latitude to recommend unusual incentive payments to be made to such contributors when they occur. Such incentive recommendations are not subject to the guidelines of the Plan described above, but are subject to the review and prior approval of the Compensation Committee.

Payment of Awards
Any proposed awards by the President and CEO must be reviewed and approved by the Compensation Committee.
Awards will be paid approximately 30 days following the end of each quarter. All legally required deductions will be withheld.
Plan Administration
The Plan will be administered under the direction of the President and CEO of Emulex Corporation upon approval by the Emulex Compensation Committee. The administrator’s authority will include, but not be limited to:
Final approval of Plan participants, corporate performance goals, award opportunity and award payment.
Interpretation of all rules pertaining to the Plan.
Changes to the Plan or termination of the Plan, provided such changes or termination do not adversely affect the award opportunity or difficulty of earning awards following the beginning of the fiscal year.
Treatment of special events in calculating performance versus plan, such as a major acquisition or changes in accounting regulations.
Plan Term
This Plan will become effective on the first day of the fiscal year and end on the last day of the fiscal year.
Foreign Currency Considerations
All Plan participants whose gross base salary is not denominated in U.S. dollars will be paid in the same currency as their gross base salary. All incentive calculations will be made using the equivalent base salary in US currency as indicated in the most recent payroll information.
Definitions
Active Regular Full-time Employee: An employee working 40 hours per week.
Gross Base Salary: An employee’s base salary, and does not include payments for overtime, incentive payments of any type, or other income such as relocation allowances, employee referral payments, etc.
Net Revenue: Net revenue as presented in the Company’s consolidated financial statements.

Net Operating Income: Operating income as presented in the Company’s consolidated financial statements, excluding amortization, impairment of intangibles, incentive payments, profit sharing payments, retirement savings plan payments, share based compensation, severance payments, and worker’s compensation payments.
Termination for Cause: Termination of employment as a result of violation of one or more written or unwritten Company policies, procedures, principles or rules regarding employee conduct and behavior. If an employee is terminated for cause prior to payment of a quarterly incentive, the employee will not be eligible for the payment. Nothing in this Plan shall alter the at-will employment relationship between the Company and its employees. Either the Company or the employee may terminate the employment relationship at any time, for any reason or no reason, with or without any cause.
Approved by Compensation Committee:

Bruce C. Edwards	Date

Don M. Lyle	Date
Approved by President and CEO:

James McCluney	Date